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                                                         EXHIBIT 26(h)(23)(vii)

                                 AMENDMENT TO
                   ADMINISTRATIVE SERVICES AGREEMENT BETWEEN
                     GOLDMAN SACHS ASSET MANAGEMENT, L.P.
                                      AND
                       MINNESOTA LIFE INSURANCE COMPANY

THIS AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT is made and entered into as of this 5th day of April, 2013, by and among GOLDMAN SACHS ASSET MANAGEMENT, L.P. ("GSAM") and MINNESOTA LIFE INSURANCE COMPANY (the "Company"), on behalf of each Separate Account of the Company.

                                  WITNESSETH:

WHEREAS, GSAM and the Company have entered into an Administrative Services Agreement dated April 1, 2010 (the "Agreement"), which is incorporated herein by reference;

WHEREAS, GSAM and the Company desire to amend Paragraph 5 of the Agreement; and

WHEREAS, Paragraph 10 of the Agreement provides that the Agreement may only be amended by written agreement signed by all of the parties.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, GSAM and the Company agree that the Agreement shall be amended as follows:

1. AMENDMENT OF PARAGRAPH 5. Paragraph 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

    5. Payment for Administrative Services. In consideration of the services to
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       be provided by you, we shall pay you on a quarterly basis, from our assets, including GSAM's bona fide profits as investment adviser to the
                                     ----
       Trust, an amount equal to the following amounts per annum of the average aggregate net asset value of shares of the Trust held by the Separate Accounts under the Participation Agreement.

            Equity Funds*                                      0.20%
            Fixed Income Funds                                 0.10%
            Money Market Funds                                 0.00%

       For purposes of computing the payment to the Company contemplated under this Paragraph 5, the average aggregate net asset value of shares of the Trust held by the Separate Accounts over a one-month period shall be computed by totaling the Separate Accounts' aggregate investment (share net asset value multiplied by total number of shares held by the Separate Accounts) on each calendar day during the


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       month, and dividing by the total number of calendar days during such month. The payment contemplated by this Paragraph 5 shall be calculated by GSAM at the end of each calendar quarter and will be paid to the Company within sixty (60) business days thereafter.

* The parties agree that the Goldman Sachs VIT Global Markets Navigator Fund shall be deemed an Equity Fund for purposes of this Agreement.

6. Except as hereby amended, the Agreement remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

                                 GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Date: _______________            By:
                                       -------------------------------
                                       Name:
                                       Title:

                                 MINNESOTA LIFE INSURANCE COMPANY

Date: 4/5/2013                   By:     /s/ Bruce Shay
                                         ------------------------------
                                 Name:   Bruce Shay
                                 Title:  Executive Vice President

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